Exhibit 99.1

MCEWEN MINING APPOINTS NEW CHIEF OPERATING OFFICER

TORONTO, SEPTEMBER 8, 2016 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce the appointment of Xavier Ochoa as Chief Operating Officer (“COO”), effective immediately and the departure of the Company’s current COO, William Faust effective September 30, 2016.  Mr. Ochoa is a seasoned executive, bringing more than 25 years of operational experience to the McEwen team and will be instrumental in the continued growth and development of our projects.

Rob McEwen, CEO and Chairman of McEwen Mining stated: “We would like to welcome Xavier to the team; he has an outstanding track record delivering growth and operational excellence globally.  He brings to this position a strong reputation for managing underground and open pit operations in a variety of jurisdictions, and has a proven track record in enhancing production, reducing operating costs and improving capital effectiveness.  We continue to strengthen our management team as we advance our assets with the primary goal of enhancing shareowner value.”

Mr. Ochoa joins McEwen having previously held senior executive positions with other multi-national mining companies.  Most recently, he held the position of Mine General Manager at Goldcorp’s Cerro Negro operation in Santa Cruz, Argentina, where he was responsible for the successful underground mine commissioning, and leading an operating team of 1,600 people.  Prior to this, he was the General Manager at the Tintaya and Antapaccay Copper Mines for Glencore and Xstrata in Peru, leading the commissioning and ramp-up of a 70,000 tonne per day processing plant.  Mr. Ochoa also held the roles of General Manager and Engineering Manager at El Pachon in Argentina and Chile for Xstrata where he led the engineering efforts to advance the projects to feasibility study levels.  Mr. Ochoa holds a Bachelor of Science in Mining Engineering from the University of Arizona in Tucson, Arizona.

We would like to thank Mr. William Faust for his valuable contribution to McEwen Mining.  Mr. Faust will be pursing new opportunities following a transition period, and we wish him all the best in his future endeavors.

About McEwen Mining (www.mcewenmining.com)

McEwen Mining’s goal is to qualify for inclusion in the S&P 500 Index by creating a high growth, profitable gold and silver producer focused in the Americas and Europe. McEwen Mining’s principal assets consist of the San José Mine in Santa Cruz, Argentina (49% interest), the El Gallo Mine and El Gallo Silver project in Sinaloa, Mexico, the Gold Bar project in Nevada, USA, and the Los Azules copper project in San Juan, Argentina.

McEwen Mining has a total of 299 million shares outstanding and 305 million fully diluted. Rob McEwen, Chairman and Chief Owner, owns 25% of the Company.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Mihaela Iancu	Christina McCarthy	150 King Street West
Investor Relations	Director of Corporate Development	Suite 2800,P.O. Box 24
(647) 258-0395 ext 320	(647) 258-0395 ext 390	Toronto, Ontario, Canada
info@mcewenmining.com	corporatedevelopment@mcewenmining.com	M5H 1J9
(866) 441-0690

Website	Facebook	Twitter
www.mcewenmining.com	facebook.com/mcewenrob	twitter.com/mcewenmining